As filed with the Securities and Exchange Commission on May 17, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

 FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VRINGO, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-4988129
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

44 W. 28th Street

New York, New York 10001

(646) 525-4319

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

AMENDED AND RESTATED 2006 STOCK OPTION PLAN

(Full title of the plan)

Andrew Perlman

Chief Executive Officer

Vringo, Inc.

44 W. 28th Street

New York, New York 10001

(646) 525-4319

(Telephone number, including area code, of agent for service)

Copies to:

Barry I. Grossman, Esq.

David Selengut, Esq.

Ellenoff Grossman & Schole, LLP

150 East 42nd Street

New York, NY 10017

Telephone: (212) 370-1300

Facsimile: (212) 370-7889

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1) (2)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value: Reserved for issuance under the Amended and Restated 2006 Stock Option Plan	9,101,481 shares	$3.31	(3)	$30,125,902	$3,452.43
Common Stock, $0.01 par value: Issuable upon exercise of outstanding options granted under the Amended and Restated 2006 Stock Option Plan	5,037,861 shares	$2.14	(4)	$10,781,023	$1,235.51

(1)	This registration statement on Form S−8 (this “Registration Statement”) covers 14,139,342 shares of common stock, par value $0.01 per share, of Vringo, Inc. (the “Registrant”), available for issuance under the Registrant’s Amended and Restated 2006 Stock Option Plan (the “Plan”). In addition, this Registration Statement covers the resale by selling stockholders named in the prospectus included and filed with this Registration Statement of 2,517,167 shares of common stock issuable upon the exercise of options granted under the Plan. In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional shares of common stock, which may be issued upon recapitalizations, stock dividends, stock splits or similar transactions. No additional registration fee is included for these shares. As of the date of this Prospectus, 1,145,480 shares are “out of the money,” or the exercise price exceeds the recent trading price of common stock, and 3,720,758 shares are unvested.

(2)	For the sole purpose of calculating the registration fee, the number of shares to be registered under this Registration Statement has been broken down into two subtotals.

(3)	Estimated in accordance with Rule 457(c) and (h)(1) under the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based on the average of the high and low prices of Registrant’s common stock as reported on the NYSE Amex on May 14, 2012.

(4)	Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registr ation fee based on the weighted average exercise price of the outstanding options.

EXPLANATORY NOTE

This Registration Statement registers 14,139,342 shares of our common stock that may be issued and sold under our Amended and Restated 2006 Stock Option Plan, as amended (the “Plan”). This Registration Statement also registers the reoffer and sale, in accordance with Section C of the General Instructions to the Form S−8, of 2,517,167 shares of common stock acquired prior to the date hereof pursuant to the Plan by the Selling Stockholders set forth in this prospectus.

This Registration Statement contains two parts. The first part contains a “reoffer” prospectus prepared in accordance with the requirements of Part I of Form S−3 pursuant to Section C of the General Instructions to the Form S−8 ) (as the same may be supplemented from time to time, the “Reoffer Prospectus”). The Reoffer Prospectus will be used for reoffers and resales by control persons or affiliates of the Company of shares of common stock of the Company to be issued pursuant to the Plan or upon exercise of options granted or to be granted thereunder from time to time. The second part of this Registration Statement contains information required to be set forth in this Registration Statement pursuant to Part II of Form S−8

The document(s) containing the information specified in Part I of Form S−8 (plan information and registrant information) will be sent or given to plan participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with Rule 428 under the Securities Act, these documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S−8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART I

ITEM 1.	PLAN INFORMATION

Vringo, Inc. will send or give document(s) containing the information specified in Part I to participants as specified by Rule 428(b)(1). These documents are not required to be filed as part of this Registration Statement and are omitted from this Registration Statement in accordance with the note to Part I of Form S-8.

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

Upon written or oral request by a participant in the Plan, as amended from time to time, the Company will provide any of the documents incorporated by reference into the Section 10(a) prospectus, without charge. Any document required to be delivered to the participants pursuant to Rule 428(b) will also be delivered without charge.

PROSPECTUS

VRINGO, INC.

2,517,167 Shares of Common Stock

This prospectus is being used in connection with the offering from time to time by certain selling stockholders of Vringo, Inc. (the “Company” or “Vringo”) or their successors in interest of shares of the common stock which may be acquired pursuant to the Company’s Amended and Restated 2006 Stock Option Plan, as amended (the “Plan”).

The common stock may be sold from time to time by the selling stockholders or by their pledgees, donees, transferees or other successors in interest. Such sales may be made on a stock exchange, in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The common stock may be sold from time to time, among other ways, by one or more brokers or dealers engaged by the selling stockholders. Brokers or dealers may receive commissions or discounts from selling stockholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) in connection with such sales. See “Plan of Distribution.” In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

We will not receive any of the proceeds from the sale of these shares, but we will receive proceeds to the extent that options to purchase common stock are issued and exercised. We have paid the expenses of preparing this prospectus and the related registration statement on Form S-8 (the “Registration Statement”).

The closing sales price of our common stock, trading under the symbol “VRNG”, on May 14, 2012 as reported by the NYSE Amex (“Amex”) was $3.28.

Investing in any of our securities involves risks. Please read carefully the section entitled “Risk Factors” beginning on page 4 of this prospectus.

These securities have not been approved or disapproved by the Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is May 17, 2012

TABLE OF CONTENTS

Forward-Looking Statements	1
Prospectus Summary	2
Risk Factors	4
Use of Proceeds	11
Selling Stockholders	12
Plan of Distribution	13
Legal Matters	14
Experts	14
Where You Can Find More Information	14
Documents Incorporated By Reference	14

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the “SEC” or the “Commission”). You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Information contained on our website does not constitute a part of this prospectus. Selling Stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time this prospectus is delivered or the shares offered by this prospectus are sold. Our business, financial condition, results of operations and prospects may have changed since that date.

FORWARD-LOOKING STATEMENTS

Some of the statements set forth in this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The words “believe,” “expect,” “anticipate,” “project,” “target,” “optimistic,” “intend,” “aim,” “will” or similar expressions are intended to identify forward-looking statements. Such statements include, among others, those concerning our expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. These statements are based on the beliefs of our management as well as assumptions made by and information currently available to us and reflect our current view concerning future events. As such, they are subject to risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among many others: our ability to produce, market and generate sales of our products; our ability to develop and introduce new products; projected future sales, profitability and other financial metrics; our ability to attract and retain key members of our management team; future financing plans; anticipated needs for working capital; anticipated trends in our industry; our ability to expand our marketing and other operational capabilities; competition existing today or that will likely arise in the future; our ability to complete the proposed merger with Innovate/Protect, Inc.; our ability to maintain our common stock listing on a major stock exchange; any of the factors in the “Risk Factors” section of our annual or quarterly reports; other risks identified in this prospectus; and any statements of assumptions underlying any of the foregoing. You should also carefully review the reports that we file with the SEC. We assume no obligation and do not intend to update these forward-looking statements, except as required by law.

1

PROSPECTUS SUMMARY

The following summary contains basic information about Vringo, Inc. and this prospectus. It may not contain all of the information that is important to you. For a more complete understanding, we encourage you to read the entire prospectus and the documents incorporated by reference into this prospectus. In this prospectus, the words “Company,” “we,” “our” and “us” refer to Vringo, Inc. and our wholly-owned subsidiary.

The SEC allows us to “incorporate by reference” certain information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will update automatically, supplement and/or supersede this information. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should read the following summary together with the more detailed information regarding our company, our common stock and our financial statements and the notes to those statements appearing elsewhere in this prospectus or incorporated herein by reference.

The Company

We provide a range of software products for mobile video entertainment, personalization and mobile social applications. Our comprehensive software platforms include applications that allow users to: (i) create, download and share mobile video entertainment content in the form of video ringtones for mobile phones, (ii) create social picture ringtone and ringback content, in the form of animated slideshows sourced from friends’ social networks, (iii) create ReMixed video clips from artists and branded content, and (iv) utilize Fan Loyalty mobile applications for contestant based reality TV shows. Our applications and services have been launched with ten carriers in eight markets. The billing integrations that we have with these operators are of significant strategic value to our operations. In addition, we have deals in place with two of the four largest handset makers in the world. We believe that social network information and updates will be shared regularly when friends regularly communicate by voice and by text. Our video ringtone solutions and other mobile social and video applications, which encompass a suite of mobile and PC-based tools, enable users to create, download and share video and other social content with ease as part of the normal communication process, and provide our business partners with a consumer-friendly and easy-to-integrate monetization platform. While our current portfolio of applications and services represents what we believe to be cutting edge mobile technology that can work across many operating systems, we recognize that the pace at which the mobile landscape is changing has increased and the two most dominant operating systems are Google’s Android and Apple’s iOS. Moving forward, we intend to develop additional applications and services for these two key operating systems, as well as other dominant smartphone operating systems that may emerge. We believe that we can leverage our existing distribution and relationships to promote apps and services for these two operating systems.

Our goal is to become a leading global provider and licensor of mobile video and mobile social applications, services and software, including mobile personalization, and interactive services via our different software platforms and maximize the benefits of our intellectual property.

On March 12, 2012, we entered into an Agreement and Plan of Merger with VIP Merger Sub, Inc., which will be a Delaware corporation and our wholly-owned subsidiary, and Innovate/Protect, Inc., a Delaware corporation and an intellectual property firm founded in 2011 whose wholly-owned subsidiary, I/P Engine, holds eight patents that were acquired from Lycos Inc., pursuant to which Innovate/Protect will merge with and into Merger Sub, with Merger Sub being the surviving corporation through an exchange of capital stock of Innovate/Protect for our capital stock.

Our ability to compete successfully depends on our ability to ensure a continuing and timely introduction of innovative new products and technologies to the marketplace. As a result, we must make significant investments in research and development. To date, we have filed 24 patent applications for our platform, three of which have been issued in the United States and we have received one notice of allowance in Europe to date, and we continue to create new intellectual property.

2

We were incorporated in January 2006 and are still a development stage company. Our principal executive offices are located in New York, NY, and in addition, we have a wholly owned subsidiary, Vringo (Israel) Ltd., located in Bet-Shemesh, Israel.

The Offering

Common stock outstanding before the offering	14,060,424 shares

Common stock issuable as restricted stock or upon exercise of options granted or to be granted which may be offered by the selling stockholders pursuant to this prospectus	Up to 2,517,167 shares

NYSE Amex symbol	VRNG

Use of proceeds	We will not receive any proceeds from the sales of these shares. We will receive proceeds to the extent that options to purchase common stock may be issued and thereafter exercised. We will use the exercise proceeds, if any, for working capital and general corporate purposes.

Risk factors	There are risks associated with an investment in the common stock offered by this prospectus. You should carefully consider the risk factors described in this prospectus in the “Risk Factors” section before making a decision to invest.

Executive offices	Our New York office, which serves as our corporate U.S. executive offices is located at 44 W. 28th Street, New York, New York 10001.

3

Item 1A. Risk Factors.

RISK FACTORS

An investment in our securities involves a high degree of risk and should not be made by anyone who cannot afford to lose his or her entire investment. You should consider carefully the following risks, together with all other information contained in this prospectus, before deciding to invest in our securities. If any of the following events or risks actually occurs, our business, operating results and financial condition would likely suffer materially and you could lose all or part of your investment. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business, financial condition or results of operations.

We may not be able to consummate our Merger with Innovate/Protect.

On March 12, 2012, we entered into a Merger Agreement, pursuant to which Innovate/Protect will merge with and into our wholly owned subsidiary, Merger Sub, with Merger Sub being the surviving corporation through an exchange of capital stock of Innovate/Protect for our capital stock. The consummation of the transaction with Innovate/Protect is subject to stockholders approval and other closing conditions. We have expended significant effort and management attention on the proposed transaction. There is no assurance that the transaction will be approved. For example, our stockholders may not approve the transaction. If the transaction is not consummated for any reason, our business and operations, as well as the market price of our stock and warrants may be adversely affected.

The issuance of our shares of common stock to Innovate/Protect stockholders in connection with the Merger will substantially dilute the voting power of our current stockholders.

Pursuant to the terms of the Merger Agreement, it is anticipated that we will issue equity instruments to Innovate/Protect stockholders representing approximately 67.55% of the outstanding equity instruments of the combined company calculated on a fully diluted basis as of immediately following the completion of the Merger. After such issuance, our equity instruments outstanding immediately prior to the completion of the Merger will represent approximately 32.45% of the outstanding equity instruments of the combined company, calculated on a fully diluted basis as of immediately following the completion of the Merger. Accordingly, the issuance of our equity instruments Innovate/Protect stockholders in connection with the Merger will significantly reduce the relative voting power of each share of our common stock held by our current stockholders.

To date, we have generated only losses, which are expected to continue for the foreseeable future.

As of March 31, 2012, we had a cash balance of $3.6 million and $2.7 million of net working capital. For the three month period ended March 31, 2012 and 2011 and for the cumulative period from inception until March 31, 2012, we incurred net losses of $5.6 million, $1.1 million and $43.2 million, respectively. As of March 31, 2012, our stockholders' equity was $1.0 million.

We expect our net losses to continue in the foreseeable future, as we continue to grow our user base through carrier partnerships, continue to ensure we have broad handset reach, enhance our viral and social tools, maintain and grow our product and technology portfolio, build a strong revenue base of recurring monthly subscription revenue, find new forms of distribution, and explore monetization through advertising and revenue through content sales.

We are a development stage company with no significant source of income and our there is a significant doubt about our ability to continue our activities as a going concern.

We are still a development stage company. Our operations are subject to all of the risks inherent in development stage companies which do not have significant revenues or operating income. Our potential for success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with a new business, especially technology start-up companies. We cannot provide any assurance that our business objectives will be accomplished. All of our audited consolidated financial statements since inception have contained a statement by our management that raises substantial doubt about us being able to continue as a going concern unless we are able to raise additional capital. Our financial statements do not include any adjustment relating to the recovery and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should our operations cease.

4

We believe that its current cash levels will be sufficient to support our activity into the first quarter of 2013. The continuation of our business is dependent upon the successful consummation of our Merger with Innovate/Protect, or similar merger or acquisition, financing and upon the further development of our products. Since it is impossible to predict the timing and amount of any recovery, if any, resulting from the Innovate/Protect litigation, we anticipate that we will need to raise additional funds through equity offerings in order to meet our liquidity requirements in the second half of 2012. After taking into effect the Merger with Innovate/Protect, additional resources that may be required for the continuation of our combined operations approximates $4.3 million and $11.8 million, for the twelve month periods ending March 31, 2013 and March 31, 2014, respectively. Any such financing that we undertake will likely be dilutive to our current stockholders.

 The exercise of a substantial number of warrants or options by our security holders may have an adverse effect on the market price of our common stock.

Should our currently outstanding warrants be exercised, there will be an additional 7,706,591 shares of common stock eligible for trading in the public market. In addition, we currently have options outstanding to purchase 4,623,863 shares of common stock, granted as of the reporting date, to our management, employees, directors and consultants. In March 2012, our board of directors approved participation of outstanding options in future dividends. In addition, the vesting of all outstanding options will accelerate if our common stock reaches certain price or market capitalization targets for 20 of 30 consecutive trading dates, as follows: (i) 50% acceleration if either the price of our common stock is at least $5 or our market capitalization is at least $250,000,000; (ii) 75% acceleration if either the price of our common stock is at least $10 or our market capitalization is $500,000,000 or more; and (iii) 100% acceleration if either the price of our common stock is at least $20 or our market capitalization is at least $1,000,000,000. Furthermore, all outstanding options granted to members of the board of directors shall fully vest if a member of the board of directors ceases to be a director at any time during the six-month period immediately following a change of control. Certain options which are outstanding have exercise prices that are below, and in some cases significantly below, recent market price. Such securities, if exercised, will increase the number of issued and outstanding shares of common stock. Therefore, the sale, or even the possibility of sale, of the shares of common stock underlying the warrants and options could have an adverse effect on the market price for our securities or on our ability to obtain future financing. The average weighted exercise price of all currently outstanding warrants and options, as of May 15, 2012, is $3.17 per share.

Under the terms of the Merger Agreement, we will issue Innovate/Protect shareholders warrants to purchase 15,959,838 shares of our common stock at an exercise price of $1.76 per share. In addition, all outstanding warrants to purchase Innovate/Protect’s common stock that are outstanding and unexercised immediately prior to the Merger agreement, shall be exchanged for 250,000 shares of our common stock and 850,000 warrants to purchase 850,000 shares of our common stock with an exercise price of $1.76 per share. Finally, an additional 41,178 options at an exercise price of $0.994 will be issued. As a result of an approval of our proposed Merger with Innovate/Protect, the total number of warrants and options held by our security holders will be increased by 16,851,016.

Future sales of our shares of common stock by our stockholders could cause the market price of our common stock to drop significantly, even if our business is performing well.

 We currently have 14,060,424 shares of common stock issued and outstanding, excluding shares of common stock issuable upon exercise of warrants or options. As shares saleable under Rule 144 are sold or as restrictions on resale need, the market price of our stock could drop significantly, if the holders of restricted shares sell them, or are perceived by the market as intending to sell them. This decline in our stock price could occur even if our business is otherwise performing well.

5

Under the terms of the Merger Agreement, we will issue Innovate/Protect shareholders 17,863,169 of our common stock shares and Series A Convertible Preferred stock, convertible into 20,136,445 of our common stock shares. In addition, all outstanding warrants to purchase Innovate/Protect’s common stock that are outstanding and unexercised immediately prior to the Merger agreement, shall be exchanged for 250,000 shares of our common stock and 850,000 warrants to purchase 850,000 shares of common stock with an exercise price of $1.76 per share. Upon the consummation of the Merger, if consummated, the number of outstanding shares of common stock (calculated on a fully diluted basis) held by our security holders will significantly increase.

If we are unable to adequately protect our intellectual property, we may not be able to compete effectively.

Our ability to compete depends in part upon the strength of our proprietary rights in our technologies, brands and content. We rely on a combination of U.S. and foreign patents, copyrights, trademark, trade secret laws and license agreements to establish and protect our intellectual property and proprietary rights. The efforts we have taken to protect our intellectual property and proprietary rights may not be sufficient or effective at stopping unauthorized use of our intellectual property and proprietary rights. In addition, effective trademark, patent, copyright and trade secret protection may not be available or cost-effective in every country in which our services are made available through the Internet. There may be instances where we are not able to fully protect or utilize our intellectual property in a manner that maximizes competitive advantage. If we are unable to protect our intellectual property and proprietary rights from unauthorized use, the value of our products may be reduced, which could negatively impact our business. Our inability to obtain appropriate protections for our intellectual property may also allow competitors to enter our markets and produce or sell the same or similar products. In addition, protecting our intellectual property and other proprietary rights is expensive and diverts critical managerial resources. If any of the foregoing were to occur, or if we are otherwise unable to protect our intellectual property and proprietary rights, our business and financial results could be adversely affected.

If we are forced to resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive. In addition, our proprietary rights could be at risk if we are unsuccessful in, or cannot afford to pursue, those proceedings. We also rely on trade secrets and contract law to protect some of our proprietary technology. We have entered into confidentiality and invention agreements with our employees and consultants. Nevertheless, these agreements may not be honored and they may not effectively protect our right to our un-patented trade secrets and know-how. Moreover, others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how.

The possibility of extensive delays in the patent issuance process could effectively reduce the term during which a marketed product is protected by patents.

We may need to obtain licenses to patents or other proprietary rights from third parties. We may not be able to obtain the licenses required under any patents or proprietary rights or they may not be available on acceptable terms. If we do not obtain required licenses, we may encounter delays in product development or find that the development, manufacture or sale of products requiring licenses could be foreclosed. We may, from time to time, support and collaborate in research conducted by universities and governmental research organizations. We may not be able to acquire exclusive rights to the inventions or technical information derived from these collaborations, and disputes may arise over rights in derivative or related research programs conducted by us or our collaborators.

If we or our users infringe on the intellectual property rights of third parties, we may have to defend against litigation and pay damages and our business and prospects may be adversely affected.

If a third party were to assert that our products infringe on its patent, copyright, trademark, right of publicity, right of privacy, trade secret or other intellectual property rights, we could incur substantial litigation costs and be forced to pay substantial damages. Third-party infringement claims, regardless of their outcome, would not only consume significant financial resources, but would also divert our management’s time and attention. Such claims or the lack of available access to certain sites or content could also cause our customers or potential customers to purchase competitors’ products if such competitors have access to the sites or contents that we are lacking or defer or limit their purchase or use of our affected products or services until resolution of the claim. In connection with any such claim or litigation, our mobile carriers and other partners may decide to re-assess their relationships with us, especially if they perceive that they may have potential liability or if such claimed infringement is a possible breach of our agreement with such mobile carrier. If any of our products are found to violate third-party intellectual property rights, we may have to re-engineer one or more of our products, or we may have to obtain licenses from third parties to continue offering our products without substantial re-engineering. Our efforts to re-engineer or obtain licenses could require significant expenditures of time and money and may not be successful. Accordingly, any claims or litigation regarding our infringement of intellectual property of a third party by us or our users could have a material adverse effect on our business and prospects.

6

Third party infringement claims could also significantly limit our Vringo Studio product and the content available in our content library. Our Vringo Studio tool allows users to access video from multiple sites on the web or from their computer and then edit and send these video clips to their mobile phones as customized video ringtones. These websites could choose to block us from accessing their content for violating their terms of service by allowing users to download clips or for any other reason, which could significantly limit the availability of content in the Vringo Studio. Additionally, while we employ special software that seeks to determine whether a clip is copyrighted or otherwise restricted, it is not feasible for us to determine whether users of Vringo Studio own or acquire appropriate intellectual property permissions to use each clip before it is downloaded. Therefore, we require users of the Vringo Studio to certify that they have the rights to use the content which they desire to send to their phone. Additionally, while the majority of the clips in our content library are either licensed by us directly or are public domain or creative commons, our content library contains certain clips which we have not licensed from the content owner. As a result, we may receive cease-and-desist letters, or other threats of litigation, from website hosts and content owners asserting that we are infringing on their intellectual property or violating the terms and conditions of their websites. In such a case, we will remove or attempt to obtain licenses for such content or obtain additional content from other websites. However, there is no assurance that we will be able to enter into license agreements with content owners. Consequently, we may be forced to remove a portion of our content from our library and significantly limit the availability of content in the Vringo Studio. This would negatively impact our user experience and may cause users to cancel our service and make our service less attractive to our partners.

If we are unable to enter into or maintain distribution arrangements with major mobile carriers and/or other partners and develop and maintain strategic relationships with such mobile carriers and/or other partners, we will be unable to distribute our products effectively or generate significant revenue.

Our strategy for distributing our applications and services is dependent upon establishing distribution arrangements with major mobile carriers and other partners. We currently have distribution arrangements with Etisalat (Emirates Telecom), Orange (Everything Everywhere), Vodafone, Verizon, Maxis, Celcom (Axiata Berhard), Hungama Mobile and Du. We need to develop and maintain strategic relationships with these entities in order for them to market its service to their end users. While we have entered into agreements with the aforementioned mobile carriers pursuant to which our service may be made available to their end-users, such agreements are not exclusive and generally do not obligate the partner to market or distribute our service. In addition, a number of our distribution agreements allow the mobile carrier to terminate its rights under the agreement at any time and for any reason upon 30 days’ notice. We are dependent upon the subsequent success of these partners in performing their responsibilities and sufficiently marketing our service. We cannot provide you any assurance that we will be able to negotiate, execute and maintain favorable agreements and relationships with any additional partners, that the partners with whom we have a contractual relationship will choose to promote our service or that such partners will be successful and/or will not pursue alternative technologies.

If we are unsuccessful in entering into and maintaining content license agreements, our revenues will be negatively affected.

The success of our service is dependent upon our providing end-users with content they desire. An important aspect of this strategy is establishing licensing relationships with third party content providers that have desirable content. Content license agreements generally have a fixed term, may or may not include provisions for exclusivity and may require us to make significant minimum payments. We have entered into approximately 35 content license agreements with various content providers. While our business is not dependent on any particular content license agreement, there is no assurance that we will enter into a sufficient number of content license agreements or that the ones that we enter into will be profitable and will not be terminated early.

7

We may not be able to generate revenues from certain of our prepaid mobile customers.

We currently operate in markets that have a high percentage of prepaid mobile customers. Many of these users may not have a sufficient balance in their prepaid account when their free trial ends and we bill them to cover the charges for subscribing to our service. As a result, the subscriber numbers that we periodically disclose may not generate revenues at the expected level.

We are dependent on mobile carriers and other partners to make timely payments to us.

We will receive our revenue from mobile carriers and other distribution partners who may delay payment to us, dispute amounts owed to us, or in some cases refuse to pay us at all. Many of these partners are in markets where we may have limited legal recourse to collect payments from these partners. Our failure to collect payments owed to us from our partners will have an adverse effect on our business and our results of operations.

We may not be able to continue to maintain our application on all of the operating systems which we currently support.

Some of our applications are compatible with various mobile operating systems including Android, Blackberry, Sony Ericsson, Symbian, Apple’s iOS, Java, and Windows Mobile operating systems. While Windows Mobile, Blackberry and Android do not support video ringtones natively, our development team has enabled our application to work on many devices which utilize these operating systems. While the user base for the video ringtone service is spread out amongst a number of smartphone and feature phone operating systems, with applications on each of the aforementioned operating systems representing less than 5% of the total subscribers to our video ringtone platform. Our Facetones ™ platform is heavily reliant upon our user base on Android devices. Currently, over 96% of our Facetones ™ users utilize the Android operating system. In addition, our commercial agreement with ZTE is solely reliant on our ability to maintain support for the Android operating system. Since these operating systems do not support our applications natively, any significant changes to these operating systems by their respective developers may prevent our application from working properly or at all on these systems. If we are unable to maintain our application on these operating systems or on any other operating systems, users of these operating systems will not be able to use our application, which could adversely affect our business and results of operations.

We operate in the digital content market where piracy of content is widespread.

Our business strategy is partially based upon users paying us for access to our content. If users believe they can obtain the same or similar content for free via other means including piracy, they may be unwilling to pay for our service. Additionally, since our own clips do not have any copy protection, they can theoretically be distributed by a paying user to a non-paying user without any additional payment to us. If users or potential users obtain our content or similar content without payment to us, our business and results of operations will be adversely affected.

Major network failures could have an adverse effect on our business.

Major equipment failures, natural disasters, including severe weather, terrorist acts, acts of war, cyber-attacks or other breaches of network or information technology security that affect third-party networks, transport facilities, communications switches, routers, microwave links, cell sites or other third-party equipment on which we rely, could cause major network failures and/or unusually high network traffic demands that could have a material adverse effect on our operations or our ability to provide service to our customers. These events could disrupt our operations, require significant resources to resolve, result in a loss of customers or impair our ability to attract new customers, which in turn could have a material adverse effect on our business, results of operations and financial condition.

Our data is hosted at a remote location. Although we have full alternative site data backed up, we do not have data hosting redundancy. Accordingly, we may experience significant service interruptions, which could require significant resources to resolve, result in a loss of customers or impair our ability to attract new customers, which in turn could have a material adverse effect on our business, results of operations and financial condition.

In addition, with the growth of wireless data services, enterprise data interfaces and Internet-based or Internet Protocol-enabled applications, wireless networks and devices are exposed to a greater degree to third-party data or applications over which we have less direct control. As a result, the network infrastructure and information systems on which we rely, as well as our customers’ wireless devices, may be subject to a wider array of potential security risks, including viruses and other types of computer-based attacks, which could cause lapses in our service or adversely affect the ability of our customers to access our service. Such lapses could have a material adverse effect on our business and our results of operations.

8

Regulation may impair our ability to generate revenue via our video ringtone product

Our video ringtone product operates under a paid-for premium subscription business model. Mobile subscription services have been the subject of regulatory changes in recent years in Europe and Asia. In the fourth quarter of 2012, we were informed by Maxis, our operator partner in Malaysia that we would have to change the manner by which we allowed users to opt-out and the period of time that we could continue to bill users who did not interact with our service. This adversely affected our subscriber numbers. While we are not currently aware of other pending regulatory actions in other markets in which we operate, there cannot be any assurance that such regulatory changes, if occur, will not adversely affect our business.

Our business depends upon our ability to keep pace with the latest technological changes, and our failure to do so could make us less competitive in our industry.

The market for our products and services is characterized by rapid change and technological change, frequent new product innovations, changes in customer requirements and expectations and evolving industry standards. Products using new technologies or emerging industry standards could make our products and services less attractive. Furthermore, our competitors may have access to technology not available to us, which may enable them to produce products of greater interest to consumers or at a more competitive cost. Failure to respond in a timely and cost-effective way to these technological developments may result in serious harm to our business and operating results. As a result, our success will depend, in part, on our ability to develop and market product and service offerings that respond in a timely manner to the technological advances available to our customers, evolving industry standards and changing preferences.

Our Facetones™ application depends upon our continued access to Facebook® photos.

Our FacetonesTM application creates automated video slideshows using friends’ photos from social media web sites, primarily from Facebook®, the world’s leading social media site. While FacetonesTM represented less than 5% of our revenue for the three months ended March 31, 2012, we believe that the rapid growth of its user base is critical to the value of our mobile application business. In the event Facebook® prohibits or restricts our application’s ability to access photos on its site, our business, financial condition, operating results and projected growth could be harmed. In February 2012, we entered into an agreement with Facebook®, which clarifies Vringo’s permitted use of the FacetonesTM mark and domain name.

The majority of Facetones users experience the product through a free-to-user ad-supported model. The mobile advertising market is nascent and there can be no assurance that it will be able to generate substantial revenue.

The mobile advertising market is still small. Mobile advertising generates a small portion of the marketing dollars that advertiser spend on digital marketing. The ability to generate significant revenue from our Facetones product is largely dependent on the mobile advertising market maturing, as well as on our ability to increase our user base.

If our Facetones™ trademark is challenged by another party, our revenue from this application may be adversely affected.

On February 9, 2012, we entered into an agreement with Facebook, Inc. an online social network, relating to the use of our Facetones™ mark and domain name (collectively, the "Facetones Mark").  The Agreement resolved a potential dispute between the parties regarding the Facetones Mark.  Nonetheless, Facebook reserves the right to challenge the Facetones Mark in the future if we violate certain limitations on our use of the Facetones Mark and/or certain conditions are not met.  If Facebook or any other party successfully challenges our Facetones Mark, we will need to rebrand our application, which may have a negative impact on our revenue from this application.

9

Regulation concerning consumer privacy may adversely affect our business.

Certain technologies that we currently support, or may in the future support, are capable of collecting personally-identifiable information. We anticipate that as mobile telephone software continues to develop, it will be possible to collect or monitor substantially more of this type of information. A growing body of laws designed to protect the privacy of personally-identifiable information, as well as to protect against its misuse, and the judicial interpretations of such laws, may adversely affect the growth of our business. In the United States, these laws could include the Federal Trade Commission Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act and the Gramm-Leach Bliley Act, as well as various state laws and related regulations. In addition, certain governmental agencies, like the Federal Trade Commission, have the authority to protect against the misuse of consumer information by targeting companies that collect, disseminate or maintain personal information in an unfair or deceptive manner. In particular, such laws could limit our ability to collect information related to users or our services, to store or process that information in what would otherwise be the most efficient manner, or to commercialize new products based on new technologies. The evolving nature of all of these laws and regulations, as well as the evolving nature of various governmental bodies’ enforcement efforts, and the possibility of new laws in this area, may adversely affect our ability to collect and disseminate or share certain information about consumers and may negatively affect our ability to make use of that information. If we fail to successfully comply with applicable regulations in this area, our business and prospects could be harmed.

Our ability to raise capital through equity or equity-linked transactions may be limited.

In order for us to raise capital through equity or equity-linked transactions, stockholder approval is required to enable us to issue more than 19.99% of our outstanding shares of common stock pursuant to the rules and regulations of the NYSE Amex. Should stockholders not approve such issuances, our sole means to raise capital would be through debt, which could have a material adverse effect on our balance sheet and overall financial condition.

Our liquidity is largely dependent on our common stock being traded on a major exchange.

Our common stock and warrants are listed on the NYSE Amex, a national securities exchange, which imposes continued listing requirements with respect to listed shares. On April 26, 2012, the NYSE Amex notified us that it had resolved the continued listing deficiency referenced in the NYSE Amex's letter dated May 24, 2011, which stated that we were not in compliance with Section 1003(a) (iv) of the NYSE Amex's continued listing standards. The NYSE Amex's conclusion was based on a review of available information, including our filings with the Securities and Exchange Commission. Our continued listing eligibility will be assessed on an ongoing basis. While the NYSE Amex has not initiated delisting proceedings in the past, there is no assurance that it will not do so in the future.

If the NYSE Amex delists our securities from trading, we could face significant consequences, including:

•	a limited availability for market quotations for our securities;

•	reduced liquidity with respect to our securities;

•	a determination that our common stock is a “penny stock,” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our common stock;

•	limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

In addition, we would no longer be subject to the NYSE Amex rules, including rules requiring us to have a certain number of independent directors and to meet other corporate governance standards.

10

If there are significant shifts in the political, economic and military conditions in Israel and its neighbors, it could have a material adverse effect on our business relationships and profitability.

Our research and development facility is located in Israel and many of our key personnel reside in Israel. Our business is directly affected by the political, economic and military conditions in Israel and its neighbors. Major hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could have a material adverse effect on our existing business relationships and on our operating results and financial condition. Furthermore, several countries restrict business with Israeli companies, which may impair our ability to create new business relationships or to be, or become, profitable.

We may not be able to enforce covenants not-to-compete under current Israeli law, which may result in added competition.

We have non-competition agreements with all of our employees, almost all of which are governed by Israeli law. These agreements generally prohibit our employees from competing with or working for our competitors, during their term of employment and for up to 12 months after termination of their employment. However, Israeli courts are reluctant to enforce non-compete undertakings of former employees and tend, if at all, to enforce those provisions for relatively brief periods of time in restricted geographical areas and only when the employee has unique value specific to that employer’s business and not just regarding the professional development of the employee. If we are not able to enforce non-compete covenants, we may be faced with added competition.

Because a substantial portion of our revenues is generated in dollars and euros, while a significant portion of our expenses is incurred in Israeli currency, our revenue may be reduced due to inflation in Israel and currency exchange rate fluctuations.

A substantial portion of our revenues is generated in dollars and euros, while a significant portion of our expenses, principally salaries and related personnel expenses, is paid in Israeli currency. As a result, we are exposed to the risk that the rate of inflation in Israel will exceed the rate of devaluation of Israeli currency in relation to the dollar or the euro, or that the timing of this devaluation will lag behind inflation in Israel. Because inflation has the effect of increasing the dollar and euro costs of our operations, it would therefore have an adverse effect on our dollar-measured results of operations. The value of the New Israeli Shekel, or NIS, against the United States Dollar, the Euro and other currencies may fluctuate and is affected by, among other things, changes in Israel’s political and economic conditions. Any significant revaluation of the NIS may materially and adversely affect our cash flows, revenues and financial condition. Fluctuations in the NIS exchange rate, or even the appearance of instability in such exchange rate, could adversely affect our ability to operate our business.

The termination or reduction of tax and other incentives that the Israeli government provides to domestic companies, such as our wholly-owned subsidiary, may increase the costs involved in operating a company in Israel.

 The Israeli government currently provides tax and capital investment incentives to domestic companies, as well as grant and loan programs relating to research and development and marketing and export activities. Our wholly-owned Israeli subsidiary currently takes advantage of some of these programs. We cannot provide you with any assurance that such benefits and programs will continue to be available in the future to our Israeli subsidiary. In addition, it is possible that our subsidiary will fail to meet the criteria required for eligibility of future benefits. If such benefits and programs were terminated or further reduced, it could have an adverse effect on our business, operating results and financial condition.

USE OF PROCEEDS

The shares which may be sold pursuant to this prospectus will be sold for the respective accounts of each of the selling stockholders. Accordingly, the Company will not realize any proceeds from the sale of the shares, except that it will derive proceeds if options currently outstanding or hereafter granted are exercised. If exercised, such funds will be available to the Company for working capital and general corporate purposes. No assurance can be given, however, as to when or if any or all of the options will be exercised. All expenses of the registration of the shares have been paid for by the Company. See “Selling Stockholders” and “Plan of Distribution.”

11

SELLING STOCKHOLDERS

The 2,517,167 shares of our common stock to which this reoffer prospectus relates is comprised entirely of shares issuable upon the exercise of options granted under the Plan and are being registered for reoffers and resales by our directors and officers named below, who acquired the shares pursuant to one of our “employee benefit plans” as that term is defined in Rule 405 of Regulation C under the Securities Act. The Selling Stockholders may resell all, a portion, or none of the shares of common stock from time to time. Any changed information will be set forth in an amendment to the registration statement or supplement to this reoffer prospectus, to the extent required by law.

The inclusion in the table of the individuals named therein shall not be deemed to be an admission that any such individual is one of our affiliates.

Name	Position	Number of Shares Beneficially Owned Prior to the Offering(1)	Percentage of Common Stock Beneficially Owned Before the Offering	Number of Shares Eligible to be Offered by Selling Stockholders(2)	Number of Shares Beneficially Owned after Completion of the Offering	Percentage of Common Stock Owned After Completion of the Offering(3)
Seth M. Siegel	Chairman of the Board	440,122	3.1%	588,333	245,539	1.7%
Andrew Perlman	Chief Executive Officer	275,928	1.9%	878,834	60,000	*
John Engelman	Director	127,575	*	237,500	93,304	*
Geoffrey Skolnik	Director	5,625	*	72,500	-	*
Edo Segal	Director	90,298	*	145,000	15,000	*
Philip Serlin	Director	38,333	*	195,000	-	*
Ellen Cohl	Chief Financial Officer	105,417	*	400,000	-	*

*Less than one percent

(1)	The securities “beneficially owned” by a person are determined in accordance with the definition of "beneficial ownership" set forth in the rules and regulations promulgated under the Securities Exchange Act of 1934, and accordingly, may include securities owned by and for, among others, the spouse and/or minor children of an individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or which such person has the right to acquire within 60 days of May 15, 2012 pursuant to the exercise of options, or otherwise. Beneficial ownership may be disclaimed as to certain of the securities. This table has been prepared based on 14,060,424 shares of common stock outstanding as of May 15, 2012.

(2)	The amounts for each Selling Stockholder assume full vesting and exercise of all outstanding options to purchase common stock held by such Selling Stockholder.

(3)	Assumes that all shares offered hereby are sold but no other securities held by Selling Stockholders are sold.

The selling stockholders are our prior, current and future officers and directors (or any of their respective assigns) who have acquired or may acquire in the future shares of our common stock under the Amended and Restated 2006 Stock Option Plan, as amended. The selling stockholders may, from time to time, resell all, a portion or none of the shares of our common stock covered by this reoffer prospectus. There is no assurance that any of the selling stockholders will sell any or all of the shares offered by them under this reoffer prospectus.

12

PLAN OF DISTRIBUTION

In this section of the prospectus, the term “selling stockholder” means and includes: (1) the persons identified above as the selling stockholders or other “eligible persons” as defined in the Plan; and (2) any of their donees, pledgees, distributees, transferees or other successors in interest who may (a) receive any of the shares of our common stock offered hereby after the date of this prospectus and (b) the offer or sale of those shares hereunder.

The shares of our common stock offered by this prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer such shares through underwriters, brokers, dealers, agents or other intermediaries. The distribution of the common stock by the selling stockholders may be effected in one or more transactions that may take place on NYSE Amex (or another exchange or quotation system where the common stock may trade, such as the OTC Bulletin Board) (including one or more block transaction) through customary brokerage channels, either through brokers acting as agents for the selling stockholders, or through market makers, dealers or underwriters acting as principals who may resell these shares on Amex (or another exchange or quotation system where the common stock may trade, such as the OTC Bulletin Board); in privately-negotiated sales; by a combination of such methods; or by other means. These transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders in connection with sales of our common stock.

The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders also may sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of shares of our common stock. The broker-dealer may then resell or otherwise transfer such shares of common stock pursuant to this prospectus.

The selling stockholders also may lend or pledge shares of our common stock to a broker-dealer. The broker-dealer may sell the shares of common stock so lent, or upon a default the broker-dealer may sell the pledged shares of common stock pursuant to this prospectus. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating brokeracting in connection with the proposed sale of shares of common stock of the selling stockholders.

Although the shares of common stock covered by this prospectus are not currently being underwritten, the selling stockholders or their underwriters, brokers, dealers or other agents or other intermediaries, if any, that may participate with the selling security holders in any offering or distribution of common stock may be deemed “underwriters” within the meaning of the Securities Act and any profits realized or commissions received by them may be deemed underwriting compensation thereunder.

Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of shares of the common stock offered hereby may not simultaneously engage in market making activities with respect to the common stock for a period of up to five days preceding such distribution. The selling stockholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales by the selling stockholders.

In order to comply with certain state securities or blue sky laws and regulations, if applicable, the common stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the common stock may not be sold unless they are registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

The Company will bear all costs, expenses and fees in connection with the registration of the common stock offered hereby. However, the selling stockholders will bear any brokerage or underwriting commissions and similar selling expenses, if any, attributable to the sale of the shares of common stock offered pursuant to this prospectus.

13

There can be no assurance that the selling stockholders will sell any or all of the securities offered by them hereby.

LEGAL MATTERS

The legality of the common stock to be offered hereby has been passed upon for us by Ellenoff Grossman & Schole LLP, 150 East 42nd Street, New York, New York 10017.

EXPERTS

The consolidated financial statements of Vringo, Inc. (a development stage company) as of December 31, 2011 and 2010, and for each of the years in the two-year period ended December 31, 2011, and for the cumulative period from January 9, 2006 (inception) through December 31, 2011 have been incorporated by reference herein in reliance upon the report of Somekh Chaikin, a member firm of KPMG International, an independent registered public accounting firm, incorporated by reference herein, and are included in reliance upon the authority of such firm as experts in accounting and auditing.

The audit report covering the December 31, 2011 consolidated financial statements contains an explanatory paragraph that states that our recurring losses from operations and deficit in stockholders’ equity raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy, upon payment of a fee set by the SEC, any documents that we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may also call the SEC at 1-800-432-0330 for more information on the public reference rooms. Our filings are also available to the public on the Internet through the SEC’s EDGAR database and under the Investor Relations section of our website at www.vringo.com. You may access the EDGAR database at the SEC’s website at www.sec.gov.

This prospectus is part of the Registration Statement that we have filed with the SEC to register the common stock offered hereby under the Securities Act. As permitted by SEC rules, this prospectus does not contain all of the information contained in the Registration Statement and accompanying exhibits and schedules that we file with the SEC. You may refer to the Registration Statement, the exhibits and schedules for more information about us and our common stock. The Registration Statement, exhibits and schedules are available at the SEC’s public reference rooms or through its EDGAR database on the Internet.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents, together with any amendments thereof, filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) are incorporated herein by reference:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on March 30, 2012;

(b)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012, filed with the SEC on May 15, 2012;
(c)	Our Current Reports on Form 8-K dated February 7, 2012, February 14, 2012, February 15, 2012 and March 14, 2012 and April 25, 2012; and

(d)	The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on June 16, 2010, including any amendment or reports filed for the purpose of updating such description.

14

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

Notwithstanding the foregoing provisions, no document, or portion of or exhibit to a document, that is “furnished” to (rather than “filed” with) the SEC shall be incorporated or deemed to be incorporated by reference in this Registration Statement.

We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of that person, a copy of all documents incorporated by reference into the Registration Statement of which this prospectus is a part, other than exhibits to those documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to the Secretary, Vringo, Inc., 44 W. 28th Street, New York, New York 10003; Telephone (646) 525-4319.

15

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents, together with any amendments thereof, filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) are incorporated herein by reference:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on March 30, 2012;

(b)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31 2012, filed with the SEC on May 15, 2012;

(c)	Our Current Reports on Form 8-K dated February 7, 2012, February 14, 2012, February 15, 2012 and March 14, 2012 and April 25, 2012; and

(d)	The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on June 16, 2010, including any amendment or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

Notwithstanding the foregoing provisions, no document, or portion of or exhibit to a document, that is “furnished” to (rather than “filed” with) the SEC shall be incorporated or deemed to be incorporated by reference in this Registration Statement.

We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of that person, a copy of all documents incorporated by reference into the Registration Statement of which this prospectus is a part, other than exhibits to those documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such documents should be directed to the Secretary, Vringo, Inc., 44 W. 28th Street, New York, New York 10003; Telephone (646) 525-4319.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

16

Item 6. Indemnification of Officers and Directors

The amended and restated certificate of incorporation of the Company provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by the Company to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (“DGCL”).

Article EIGHTH of the Company’s amended and restated certificate of incorporation provides:

“The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the DGCL, as the same may be amended and supplemented from time to time, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section as amended or supplemented (or any successor), and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.”

Pursuant to the Company’s bylaws, the directors and officers of the Company shall, to the fullest extent permitted by the DGCL, also have the right to receive from the Company an advancement of expenses incurred in defending any proceeding in advance of its final disposition. To the extent required under the DGCL, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such individual, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified for such expenses. The Company is not required to provide indemnification or advance expenses in connection with (i) any proceeding initiated by a director or officer of the Company unless such proceeding was authorized by the Board of Directors or otherwise required by law; (ii) any proceeding providing for disgorgement of profits pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended; (iii) and for amounts for which payment is actually made to or on behalf of such person under any statute, insurance policy or indemnity provisions or law; or (iv) any prohibition by applicable law.

Pursuant to the Company’s certificate of incorporation, the Company may also maintain a directors’ and officers’ insurance policy which insures the Company and any of its directors, officers, employees, agents or other entities, against expense, liability or loss asserted against such persons in such capacity whether or not the Company would have the power to indemnify such person under the DGCL.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, or otherwise.

17

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference our Registration Statement on Form S-1 filed on May 18, 2010)

3.2	Amended and Restated Bylaws (incorporated by reference from our Registration Statement on Form S-1 filed on January 29, 2010)

4.1	Amended and Restated 2006 Stock Option Plan, as amended (incorporated by reference from our Registration Statement on Form S-1 filing on January 29, 2010)

5.1*	Opinion of Ellenoff Grossman & Schole LLP

23.1*	Consent of independent registered public accounting firm

23.2*	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page)

*	filed herewith

Item 9.	Undertakings

(1)	The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs 1(a)(i) and 1(a)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

18

(b)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

19

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on the May 16, 2012.

VRINGO, INC.

By:	/s/ Andrew Perlman
Name: Andrew Perlman
Title: Chief Executive Officer
(Principal Executive Officer)

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Vringo, Inc., hereby severally constitute and appoint Andrew Perlman and Ellen Cohl and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andrew Perlman	Chief Executive Officer and Director	May 16, 2012
Andrew Perlman	(principal executive officer)

/s/ Ellen Cohl	Chief Financial Officer (principal	May 16, 2012
Ellen Cohl	financial and accounting officer)

/s/ Seth M. Siegel	Chairman of the Board	May 16, 2012
Seth M. Siegel

/s/ Edo Segal	Director	May 16, 2012
Edo Segal
/s/ Philip Serlin	Director	May 16, 2012
Philp Serlin

/s/ John Engelman	Director	May 16, 2012
John Engelman

/s/ Geoffrey M. Skolnik	Director	May 16, 2012
Geoffrey M. Skolnik

20

Exhibit Index

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference our Registration Statement on Form S-1 filed on May 18, 2010)

3.2	Amended and Restated Bylaws (incorporated by reference from our Registration Statement on Form S-1 filed on January 29, 2010)

4.1	Amended and Restated 2006 Stock Option Plan, as amended (incorporated by reference from our Registration Statement on Form S-1 filing on January 29, 2010)

5.1*	Opinion of Ellenoff Grossman & Schole LLP

23.1*	Consent of independent registered public accounting firm

23.2*	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page)

*	filed herewith

21